Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. TO ACQUIRE MARINE TRANSPORTATION OPERATIONS IN HAWAII AND SEATTLE FOR APPROXIMATELY $205 MILLION

 - Smith Maritime and Sirius Maritime To Expand Capacity by 22%;

 - Company Expects to Increase Quarterly Distribution by $0.02 to $0.70 per unit

NEW YORK, N.Y., JUNE 26, 2007 — K-Sea Transportation Partners L.P. (NYSE: KSP) announced today that it has agreed to acquire Smith Maritime, Ltd. of Honolulu, Hawaii (“Smith”) and Sirius Maritime LLC of Seattle, Washington (“Sirius”).  Smith is controlled by Gordon Smith, who is also one of the three owners of Sirius and who will join the management of K-Sea.  The total purchase price will be approximately $205 million.  The transactions are expected to be completed in July or early August, subject to customary closing conditions, and are expected to be immediately accretive to K-Sea’s distributable cash flow.

On a combined basis, these operations include eleven petroleum tank barges and ten tugboats, aggregating 777,000 barrels of capacity, of which 670,000 barrels, or 86%, are double-hulled.  The addition of these tank barges will represent a 22% increase in the barrel-carrying capacity of the K-Sea fleet to about 4.3 million barrels.

The total purchase price will consist of approximately $195 million in cash and assumed debt, plus K-Sea common units valued at approximately $10 million.  K-Sea expects to initially finance the cash portion of the purchase price through additional borrowings, which it expects to refinance in due course.

K-Sea also announced that its management will recommend an increase of $0.02 per unit, or 2.9%, in the distribution to unitholders for the fourth quarter ending June 30, 2007, to $0.70 per unit, or $2.80 per unit annualized.  This will be the ninth consecutive quarter of increased distributions, and the eleventh such increase since the Company’s IPO in January 2004.

K-Sea also took delivery last week of another new, 28,000 barrel double hulled tank barge, which is part of its fleet expansion and upgrade program.  Including the recently announced extension of this program, ten more double hulled tank barges, totaling 524,000 barrels of additional capacity, are scheduled to be delivered before the end of calendar 2010, at which time K-Sea’s total barrel-carrying capacity of over 4.8 million barrels will have more than doubled from its capacity at the time of the Company’s initial public offering in January 2004.  By the end of calendar 2010, the Company’s fleet should be more than 80% double hulled, depending on the rate of retirement of the remaining single hulled vessels.

Timothy J. Casey, President and CEO of K-Sea, said “We look forward to welcoming Gordon Smith, Bob Dorn and Wayne Sundberg, along with the other employees of Smith and Sirius, to our Company.  Together, we look forward to continuing to build a high quality marine transportation operation.  The management of Smith and Sirius have built impressive operating teams which will significantly increase our growth potential.

“This expansion increases our barrel-carrying capacity which, we believe, strengthens our position as a provider of refined petroleum products transportation services in the U.S. and enhances our ability to provide safe, reliable, and efficient service to our customers.  In addition to expanding service to existing customers, the acquisition of Smith and Sirius also brings new customers into K-Sea’s coverage.  In light of our growth and expectations for continued development, our management, as indicated above, will recommend that our Board of Directors approve a two cent per unit increase in our quarterly distribution in respect of the quarter ending June 30.  We look forward to integrating the Smith and Sirius operations into K-Sea and are optimistic about continuing our growth into the future.”

Gordon Smith, President of Smith Maritime, stated “We are excited to become part of the K-Sea Transportation Partners L.P. group of companies.  Throughout the years Smith Maritime has endeavored to become the leading tank barge operator in the Hawaiian Islands, greatly enhancing our fleet with new double hull barges, as well as working to become one of the safest and most reliable transporters of petroleum products in the U.S.  We believe that merging with K-Sea will bring greater opportunities for both our loyal employees as well as our customers in our continued growth and expansion.”

Robert Dorn and Wayne Sundberg of Sirius Maritime jointly stated “We are very pleased to become part of K-Sea Transportation Partners L.P., a company whose business and culture closely resembles our own.  We are excited about the opportunities that this transaction provides to our employees and to our customers, and look forward to continuing to strive for safe and efficient marine transportation of petroleum products while working in the K-Sea family of companies.”

About K-Sea Transportation Partners

K-Sea Transportation Partners provides refined petroleum products marine transportation, distribution and logistics services in the U.S. domestic marine transportation business, and its Master Limited Partnership Units trade on the New York Stock Exchange under the symbol KSP.  For additional information about K-Sea Transportation Partners L.P., please visit K-Sea’s website, including the Investor Relations section, at www.k-sea.com.

Cautionary Statements

This press release contains forward looking statements, which include any statements that are not historical facts, such as the Company’s expectations regarding the closing of the Smith and Sirius transaction and the benefits to be derived therefrom, the timing of placing the acquired vessels in service, expected accretion, the timing of delivery of tank barges currently under construction, and the percentage of the Company’s fleet which will be double-hulled by the end of calendar 2010.  These statements involve risks and uncertainties, including, but not limited to, satisfaction of conditions to the closing of the acquisitions, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels,  failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development change), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 732 565-3818